Exhibit 99.1

FOR IMMEDIATE RELEASE

Foundation Medicine Appoints David J. Daly as Chief Commercial Officer

Clinical oncology diagnostics leader tapped to lead ongoing commercial growth and geographic expansion

CAMBRIDGE, Mass. – December 02, 2014 – Foundation Medicine, Inc. (NASDAQ:FMI) today announced the appointment of David J. Daly to the role of chief commercial officer. Mr. Daly brings more than 25 years of proven commercial experience in both emerging and Fortune 500 clinical diagnostics and oncology companies to his new role leading Foundation Medicine’s commercial organization. Mr. Daly will report to president and chief executive officer, Michael J. Pellini, M.D.

“Foundation Medicine has distinguished itself as a leader in the transformation of cancer care and as a successful commercial business, with rapid adoption of our two best-in-class products and the growth of an outstanding commercial team,” commented Michael J. Pellini, M.D., president and chief executive officer of Foundation Medicine. “With multiple anticipated product launches and global market expansion in our strategic plans, we believe Dave brings a unique set of leadership skills and experience to lead the commercial team through this transition and to drive the next, important phase of Foundation Medicine’s global growth.”

Mr. Daly joins Foundation Medicine with more than two decades of results-driven commercial diagnostics expertise and a demonstrated track record in building brands and accelerating product adoption in key markets around the world. Mr. Daly served most recently as vice president, commercial operations, Anatomic Pathology Division at Thermo Fisher Scientific. In this role, he led all global commercial activities including sales, marketing, and client and field services. Mr. Daly joined Thermo Fisher Scientific following Thermo’s acquisition of Life Technologies. Prior to the acquisition by Thermo, Mr. Daly served as Life Technology’s Head of Oncology, Medical Sciences where he was responsible for the development and implementation of the commercial clinical diagnostics strategy in oncology, including multiple product launches in the United States, China, Japan and Europe.

Prior to Life Technologies, Mr. Daly served in a variety of leadership roles for Clarient, Inc., ultimately serving as its chief commercial officer. During his Clarient tenure, Mr. Daly delivered multiple successive years of annual sales growth, exceeding sales quotas and supporting the successful acquisition of Clarient by GE Healthcare. Prior to Clarient /GE Healthcare, Mr. Daly served in various sales and marketing leadership roles in molecular diagnostics, hematology, and laboratory automation with Roche Diagnostics and Abbott Laboratories.

Mr. Daly holds a Bachelor of Arts degree and a Master’s degree in economics from the University of California, Irvine and Santa Barbara, respectively.

Kevin Krenitsky, M.D., who has served as the Company’s chief commercial officer and senior vice president of international strategy, will continue to serve as an advisor to the Company. “Kevin has been instrumental to the early growth and success of Foundation Medicine,” continued Dr. Pellini. “We are grateful for his numerous contributions and his unwavering passion to advance the science of molecular information to improve patient outcomes. We look forward to working together through this transition.”

About Foundation Medicine

Foundation Medicine (NASDAQ: FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company’s clinical assays, FoundationOne for solid tumors and FoundationOne Heme for hematologic malignancies, sarcomas and certain pediatric cancers, provide a fully informative genomic profile to identify the molecular alterations in a patient’s cancer and match them with relevant targeted therapies and clinical trials. Foundation Medicine’s molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit http://www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® and FoundationOne® are registered trademarks of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements for Foundation Medicine

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the growth of Foundation Medicine’s business, including anticipated product launches and global expansion, and the ability of a new officer to successfully manage this growth and lead Foundation Medicine’s commercial organization. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that any anticipated product launch or global expansion will be delayed, cancelled or unsuccessful; that the new officer will not successfully integrate into, or be able to meet, expectations in leading Foundation Medicine’s commercial organization; the unsuccessful realization of Foundation Medicine’s expectations and beliefs regarding the future conduct and growth of Foundation Medicine’s business and the markets in which it operates; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Annual Report on Form 10-K for the year ended December 31, 2013, which is on file with the Securities and Exchange Commission, as well as other risks detailed in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

Investor Contact:

Khaled Habayeb

617-418-2283

ir@foundationmedicine.com

###